Exhibit 10.59
July 18, 2005
Helverth Rodriguez
Dear Helverth,
RE: Employee Share Incentive Plan and Employee Share Option Plan
In accordance with the Employee Share Incentive Plan (“the Preference Share Plan”), you are hereby advised that the Grant Date is July 14, 2005 for benefits you have accrued during the year ended 31 December 2004.
Accordingly you are granted 82 Preference Shares in the Company. You have the option to purchase an equal number of Preference Shares at a price of US$18.31 or CI$15.26 each, which has been calculated in accordance to the terms of the Preference Share Plan. If you intend to exercise this option, then payment must be received in full no later than the close of business on August 15, 2005.
As a member of the Employee Share Option Plan (“the Option Plan”), you will also be granted, as of July 14, 2005, the option to purchase 410 Ordinary Shares in the Company. These options are exercisable in accordance to the terms of the Option Plan. You furthermore have the opportunity to obtain an equal amount of options to purchase Ordinary Shares of the Company, in accordance to the terms of the Option Plan, if you exercise your right to purchase the above additional Preference Shares before August 15, 2005.
Your continued dedication and hard work have contributed to another successful year for Consolidated Water, and I look forward to a very bright future.
Yours sincerely,
CONSOLIDATED WATER CO. LTD.
/s/ Frederick McTaggart
Frederick W. McTaggart
President and CEO